Exhibit 10.5

LIFELOCK, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 11th day of May, 2011 by and between LIFELOCK, INC., a Delaware corporation (the “Company”), and MARVIN DAVIS (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of August 21, 2009, as amended by that certain Letter Agreement, dated as of October 21, 2010 (collectively, the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to amend, restate, and supersede the Prior Agreement; and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. Executive understands and agrees that employment with the Company and under this Agreement is “at will.” Executive’s employment may be terminated by the Company with or without Cause (as hereinafter defined), with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 3 herein, and Executive may resign or otherwise terminate his employment with the Company at any time, with or without any reason, and with or without notice, except as otherwise may be required by Section 3.5 of this Agreement.

1.2 Duties of Executive. Executive shall serve as the Chief Marketing Officer of the Company, shall diligently perform all services as may be reasonably assigned to him by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”), and shall exercise such power and authority as may from time to time be delegated to him by the Board or the CEO. During his employment, Executive shall devote his full business time, energy, and ability exclusively to the business and interests of the Company, shall be physically present at the Company’s offices in Phoenix, Arizona during normal business hours each week (other than permitted vacations and on appropriate business travel for the benefit of the Company), and shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would in any way materially interfere with Executive’s performance of his duties under this Agreement. In his capacity as Chief Marketing Officer, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject to the policies and procedures set by the Company. It shall not be a violation of this Agreement for Executive to (a) serve on corporate, civic, or charitable boards or committees; provided, however, that other than any such boards or committees that Executive served on as of August 21, 2009 (the “Start

Date”), and such other boards or committees approved by the Company since the Start Date, Executive shall not serve on any such boards or committees without the prior approval of the Company; (b) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (c) manage personal investments, in each case as long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

1.3 Place of Performance. In connection with his employment by the Company, Executive shall be based at the Company’s principal executive offices in Tempe, Arizona.

2. Compensation.

2.1 Base Salary. Executive shall receive a base salary at the monthly rate of $23,841.93 (the “Base Salary”), which is $286,103.12 on an annualized basis, during the term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule (but not less frequently than monthly), subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board (or any authorized committee thereof), be increased at any time or from time to time. Such Base Salary as increased shall be considered the “Base Salary.”

2.2 Incentive Compensation. In the sole discretion of the Board (or any authorized committee thereof), Executive may be entitled to receive a target annual bonus payment of 50% of the Base Salary. Incentive compensation shall not be prorated for any year during Executive’s employment with the Company, including any calendar year in which Executive’s employment ends prior to December 31st of the applicable year. Any incentive compensation payable for a calendar year shall be paid to Executive after the end of the year in accordance with the Company’s bonus plan, but in no event later than March 15th of the following year.

2.3 Stock-Based Compensation. Executive may receive stock-based compensation awards, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the Board (or any authorized committee thereof).

2.4 Relocation Bonus Payments. Executive’s principal residence is in Philadelphia, Pennsylvania and, in consequence, to fulfill his duty to reside in the greater Phoenix, Arizona metropolitan area during normal business hours each week as set forth in Section 1.2 hereof, Executive will be incurring additional housing and other costs. To assist Executive by offsetting those additional expenses, for each full calendar month Employee is employed by the Company, commencing with the month of April 2011, the Company shall pay to Executive the sum of $6,000.00 on the first pay period of the immediately following calendar month on the condition that Executive is employed by the Company on that payment date (each a “Relocation Bonus Payment”), subject to applicable withholding and other taxes, provided that the aggregate sum of the Relocation Bonus Payments which the Company shall pay to Executive pursuant to this Section 2.4 shall in no event exceed $39,000.

2.5 Expense Reimbursement. During the term of Executive’s employment hereunder, the Company, upon the submission of reasonable supporting documentation by Executive, shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of and pursuant to the business of the Company, including, without limitation, expenses related to travel and entertainment. Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.6 Welfare Benefit Plans. During the term of Executive’s employment hereunder, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under those welfare benefit plans, practices, policies, and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time hereafter with respect to other key executives of the Company.

2.7 Vacation. During the term of Executive’s employment hereunder, Executive shall be entitled to vacation benefits in accordance with the Company’s policies and practices for paid vacation applicable to its employees.

3. Termination.

3.1 Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement and Executive’s employment hereunder may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by Executive; (b) violation by Executive of Executive’s obligations under this Agreement or the Proprietary Rights Agreement (as hereinafter defined) that are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or the CEO and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (d) the conviction of Executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company. Any termination for Cause shall be made in writing to Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 3.1, Executive shall be entitled to be paid his Base Salary to the date of termination within ten days after such termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

3.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to Executive, shall at all times have the right to terminate this Agreement and Executive’s employment hereunder if Executive shall, as the result of mental or physical incapacity, illness, or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 90 consecutive days in any 12-month period. Upon any termination pursuant to this Section 3.2, Executive shall be entitled to be paid his Base Salary to the date of termination within ten days after such termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

3.3 Death. In the event of the death of Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to any unpaid amounts of his Base Salary to the date of his death within ten days after his death and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of Executive’s death).

3.4 Termination Without Cause. At any time the Company shall have the right to terminate this Agreement and Executive’s employment hereunder without Cause by written notice to Executive; provided, however, that the Company shall (a) pay to Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice within ten days after such termination, and (b) subject to the execution by Executive of a release agreement containing standard terms in a form reasonably satisfactory to the Company, pay to Executive, in monthly installments consistent with the Company’s normal payroll schedule during the six-month period following termination, subject to applicable withholding and other taxes, an amount equal to six months of Executive’s then Base Salary, plus an amount equal to the COBRA premiums necessary to permit Executive to continue group insurance coverage under the Company’s plans for a period of six months. The Company shall be deemed to have terminated Executive’s employment pursuant to this Section 3.4 if such employment is terminated by the Company without Cause. The Company also shall reimburse Executive’s reasonable business expenses incurred prior to the date of termination pursuant to this Section 3.4. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon Executive’s execution of a general release of claims that becomes irrevocable within 60 days of Executive’s termination date. Any payments due to Executive under subparagraph (b) above shall be forfeited if Executive fails to execute a general release of claims that becomes irrevocable within 60 days after Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:

(i) To the extent any payments due to Executive under subparagraph (b) above are not “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

(ii) To the extent any payments due to Executive under subparagraph (b) above are “deferred compensation” for purposes of Section 409A, then such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.

3.5 Termination by Executive as a Result of a Constructive Termination. This Agreement and Executive’s employment hereunder may be terminated at any time by Executive as a result of a Constructive Termination (as hereinafter defined), upon written notice to the Company. In such event, Executive’s termination shall be treated as if Executive’s employment had been terminated by the Company without Cause pursuant to Section 3.4. For purposes of this Agreement, “Constructive Termination” shall mean: (a) the Company’s material breach of any of the material terms and conditions required to be complied with by the Company pursuant to this Agreement; (b) an unreasonable and material change in Executive’s title, duties, or responsibilities by the Board to a level below the title, duties, or responsibilities ordinarily or customarily granted or placed upon on a corporate executive; or (c) [a relocation by the Company of Executive’s principal work site to a facility or location more than 50 miles from place of performance specified in Section 1.3 of this Agreement]; provided, however, that with respect to (a), (b), and (c) above, Executive shall first be required to provide the Company written notice of any such event which Executive contends constitutes a Constructive Termination within 90 days of the first occurrence of such alleged event and/or breach, and thereafter provide the Company reasonable opportunity (not to exceed 30 days) to cure such event and/or breach.

3.6 Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by Executive’s termination of employment (whether such payments or benefits are provided to Executive under this Agreement or under any other plan, program, or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) for any reason other than death or (b) Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date. The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of Executive’s “separation of service” will notify Executive whether or not he is a “specified employee.” In the event Executive becomes subject to taxes or penalties arising under Section 409A solely because of the Company’s decision to implement the six month delay set forth above, the Company shall indemnify Executive for all such Section 409A taxes and penalties actually paid by Executive.

3.7 Potential Section 280G Reductions.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”), that Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) Subject to the provisions of this Section 3.7(b), all determinations required to be made under this Section 3.7, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to Section 3.7(a), and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash and then, if and only to the extent consented to by Executive, by not vesting stock options; (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A, until those payments have been reduced to zero; and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

4. Proprietary Rights and Restrictive Covenant Agreement. Executive hereby reaffirms, acknowledges, and agrees that he is subject to the terms and conditions set forth in that certain Proprietary Rights and Restrictive Covenant Agreement, dated as of October 28, 2009, by and between the Company and Executive (the “Proprietary Rights Agreement”).

5. Dispute Resolution. If the parties should have a dispute arising out of or relating to this Agreement, the parties’ respective rights and duties hereunder, or any aspect of Executive’s employment with the Company, then the parties will resolve such dispute in the manner set forth in this Section 5. For purposes of this Section 5, references to the “Company” include all parent, subsidiary, or related entities and their executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

5.1 Mediation. Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 5. During the 30-day period following the delivery of such notice, appropriate representatives of the parties will meet and seek to resolve the disputed issue through mediation. The parties shall select a mediator mutually acceptable to both parties. The Company shall pay the mediator’s fee in connection with any mediation conducted in accordance with this Section 5.1.

5.2 Arbitration. If representatives of the parties are unable to resolve the disputed issue through mediation, then within ten days after the period described in Section 5.1 above, the parties will refer the issue to arbitration. The arbitration shall be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. All expenses of arbitration shall be split equally by the Company and Executive.

5.3 Adjudication. Either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party and such claims shall not be subject to the dispute resolution procedures set forth in this Section 5. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is otherwise resolved. By doing so, the party does not waive any right or remedy under this Agreement. The parties are entitled to seek judgment on the award in any court having jurisdiction thereof.

6. Representations and Warranties of Executive. Executive represents and warrants to the Company that he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it, including, without limitation, any restrictive covenants previously entered into between Executive and any other entity, which would prevent Executive from performing the duties required of him as Chief Marketing Officer for the Company.

7. Provisions Applicable Upon a Qualifying IPO. Upon the consummation of a Qualified IPO (as such term is defined in the Company’s Fifth Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the state of Delaware on June 4, 2010, as may be amended from time to time), Section 10 of that certain Non-Qualified Stock Option Agreement, dated as of October 27, 2009, by and between the Company and Executive, shall be amended and restated in its entirety to read as follows:

10. Acceleration of Exercisability of Option. Notwithstanding anything to the contrary in this Agreement, including, without limitation, the forfeiture provision contained in the last sentence of Section 3 hereof, in the event that (a) there is a “Change in Control” (as defined in Section 9 of the Plan) that occurs prior to the termination of the Option pursuant to Section 6 hereof, and (b) during the period beginning 2 months prior to such Change in Control and ending 12 months following such Change in Control, either (i) the Company terminates the Optionee’s employment without Cause, or (ii) the Optionee terminates his employment due to a “Constructive Termination” (as defined in that certain Amended and Restated Employment Agreement, dated effective as of May 11, 2011, by and between the Company and the Optionee, or in any superseding employment, consulting, or other agreement for the performance of services between the Company and the Optionee), then the Option shall be accelerated so that 66.66% of the number of Shares subject to the Option not already vested pursuant to Section 3 hereof as of the date of such termination shall become vested and immediately exercisable.

8. Miscellaneous.

8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona.

8.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	LifeLock, Inc. Attn: Chief Executive Officer 60 East Rio Salado Parkway Suite 400 Tempe, Arizona 85281

with a copy to:	Greenberg Traurig Attn: Robert S. Kant, Esq. 2375 East Camelback Road Suite 700 Phoenix, Arizona 85016

If to Executive:	Marvin Davis at Executive’s most current home address on file or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

8.3 Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.4 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

8.5 Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

8.6 Damages. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other party damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

8.7 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s), and/or legal representative) any rights or remedies under or by reason of this Agreement.

8.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

8.9 Entire Agreement. This Agreement amends, restates, and supersedes in its entirety the provisions of the Prior Agreement; provided, however, that nothing herein shall adversely effect the compensation, stock awards, and other benefits heretofore paid, granted, or otherwise provided by the Company to Executive prior to the date hereof. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties hereto.

8.10 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

8.11 Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

8.12 Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon Executive or the Company.

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IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Employment Agreement as of the date first above written.

COMPANY:

LIFELOCK, INC.

By:	/s/ Todd Davis
Todd Davis, Chairman, Chief Executive Officer, and President

EXECUTIVE:

/s/ Marvin Davis
MARVIN DAVIS

SIGNATURE PAGE TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT — MARVIN DAVIS